EXHIBIT 16.1

December 17, 2014

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re:	Franchise Holdings International, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated December 17, 2014, of Franchise Holdings International, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO